EXHIBIT 2.1

                             AMENDMENT TO AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION


              This AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") entered into as of the 15th day of February, 2000, by and between NATIONAL BANCORP OF ALASKA, INC. ("Company"), a Delaware corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

         WHEREAS, Company and Wells Fargo are parties to that certain agreement and plan of reorganization dated as of the 12th day of January, 2000 (the "Agreement"), pursuant to the terms of which a wholly-owned subsidiary of Wells Fargo will merge with the Company,

         WHEREAS, the parties have determined that paragraph 1(a) of the Agreement should be amended to redefine the "Wells Fargo Measurement Price."

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1. Paragraph 1(a) of the Agreement is amended and restated in its entirety to read as follows:

              (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1 (d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing $30 by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on March 15, 2000.

         2. Except as specifically amended herein, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WELLS FARGO & COMPANY                   NATIONAL BANCORP OF ALASKA, INC.


By:   /s/ Greg E. Cook                  By:   /s/ Edward B. Rasmuson
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Its: Senior Vice President              Its: Chairman of the Board of Directors
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